Exhibit 2


                                POWER OF ATTORNEY
                                -----------------



Know all men by these presents that Deutsche Bank AG, a banking corporation organized and existing under the laws of the Federal Republic of Germany, having duly authorized the issuance of this Power of Attorney, hereby constitutes and appoints

                                Thomas A. Curtis
                                Managing Director
                      Deutsche Bank Americas Holding Corp.

to act individually as its true and lawful attorney-in-fact and in its name, place and stead to do all or any of the following acts, deeds, matters and things: To execute, deliver and file the documents listed below in connection with the acquisition of control of National Discount Brokers Group, Inc. ("NDB") by Deutsche Bank AG, or an affiliate thereof, in a negotiated transaction:

o Agreement and Plan of Merger between NDB, Deutsche Bank AG and an indirect wholly-owned subsidiary of Deutsche Bank AG;
o Stockholder Tender Agreement with certain shareholders of NDB named therein; and
o Forms and schedules required to be filed with the United States Securities and Exchange Commission in connection with the execution and performance of the foregoing agreements.


In witness whereof, this Power of Attorney has been issued this 10th day of October, 2000.



DEUTSCHE BANK AG



/s/ Edson Mitchell                          /s/ Onder Unsal
--------------------------                  --------------------------
(Mr. Mitchell)                              (Mr. Unsal)